Exhibit 10.10

EIGHTH AMENDMENT TO CREDIT AGREEMENT

September 27, 2023

This Eighth Amendment to Credit Agreement (this “Amendment”) is entered into as of September 27, 2023 by and among Viasat Technologies Limited, a company incorporated under the laws of England (the “Borrower”), Viasat, Inc., a Delaware corporation (the “Guarantor”), JPMorgan Chase Bank, National Association, a national association organized and existing under the laws of the United States of America (in its capacity as agent for Ex-Im Bank, the “Ex-Im Facility Agent”), and the Export-Import Bank of the United States (“Ex-Im Bank”) and is made with reference to that certain Credit Agreement, dated as of March 12, 2015 (as amended, restated, amended and restated, modified or supplemented prior to the date hereof, the “Credit Agreement”), by and among the Borrower, the Guarantor, the Ex-Im Facility Agent and Ex-Im Bank. Capitalized terms used herein and not defined shall have the meanings assigned to them in the Credit Agreement.

RECITALS

WHEREAS, the Borrower has requested to amend the Credit Agreement in certain respects in accordance with the terms of this Amendment, and

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

1.
The definition of “EBITDA” in Clause A of Annex F to the Credit Agreement is hereby amended by (i) deleting the “;” at the end of subclause (b)(xix) therein and replacing it with a “,” and (ii) inserting the following new subclause (b)(xx) immediately following subclause (b)(xix) therein:

“(xx) the net loss (income) of any Person that is accounted for by the equity method of accounting or any loss (income) from Investments recorded using the equity method of accounting;”

2.
Subclause (c)(iv) of the definition of “EBITDA” in Clause A of Annex F to the Credit Agreement is hereby amended and restated in its entirety as follows:

“(iv) income or gains from discontinued operations in accordance with GAAP (other than if so classified on the basis that it is being held for sale unless such sale has actually occurred during such period) and”

3.
The definition of “Interest Expense” in Clause A of Annex F to the Credit Agreement is hereby amended and restated in its entirety as follows:

“Interest Expense” means, with respect to any Person and as of the last day of any fiscal period, the sum of (a) all interest, fees, charges and related expenses (in each case as such expenses are calculated according to GAAP) paid or payable (without duplication) for that fiscal period by that Person to a lender in connection with borrowed money (including any obligations for fees, charges and related expenses payable to the issuer of any letter of credit) or the deferred purchase price of assets that are considered “interest expense” under GAAP plus (b) the portion of rent paid or payable (without duplication) for that fiscal period by that Person under Capital Lease Obligations that should be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13 minus (c) any cash interest income of such Person earned during such fiscal period, as determined in accordance with GAAP.

4.
Clause C.14 of Annex F to the Credit Agreement is hereby amended and restated in its entirety as follows:

“Interest Coverage Ratio. Permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter to be less than 2.75 to 1.00 (the “Minimum Required Interest Coverage Ratio”); provided, however, that in the event of (a) any Permitted Acquisition for which the aggregate purchase consideration exceeds $400,000,000 and/or (b) any Satellite Trigger, the Minimum Required Interest Coverage Ratio shall decrease by 0.25 for the six consecutive Fiscal Quarter period beginning with the Fiscal Quarter in which each such Permitted Acquisition or Satellite Trigger occurs, so long as Guarantor is in compliance on a Pro Forma Basis with this Clause C.14 at such decreased Minimum Required Interest Coverage Ratio after giving effect to such Permitted Acquisition or Satellite Trigger.”

5.
Except as amended hereby, all of the provisions of the Credit Agreement and the other Finance Documents shall remain unmodified and in full force and effect except that each reference to the “Agreement” in the Credit Agreement or words of like import in any Finance Document shall mean and be a reference to the Credit Agreement as amended hereby and this Amendment shall be designated as a Finance Document for all purposes of the Finance Documents. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Ex-Im Bank or the Ex-Im Bank Facility Agent under the Credit Agreement or any other Finance Document, as in effect prior to the date hereof.

6. Each of the Borrower and the Guarantor represents and warrants to Ex-Im Bank and the Ex-Im Bank Facility Agent that (a) except for representations and warranties which expressly speak as of a particular date or are no longer true and correct as a result of a change which is permitted by the Credit Agreement, the representations and warranties made by it contained in the Credit Agreement or in any other document or documents relating thereto are true and correct in all material respects (except that any representation and warranty that is qualified by materiality shall be true and correct in all respects) on and as of the date hereof as though made on the date hereof, and all such representations and warranties shall survive the execution and delivery of this Amendment and (b) no Potential Default or Event of Default has occurred and is continuing as of the date hereof.

7. Sections 12.01 (Governing Law) and 12.02 (Submission to Jurisdiction) of the Credit Agreement are incorporated herein by this reference mutatis mutandis. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart hereof by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart.

8. By countersigning this Amendment, Ex-Im Bank hereby authorizes and instructs the Ex-Im Facility Agent to execute and deliver this Agreement (including, without limitation, to agree to the amendments provided for herein).

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized representatives on the day and year first above written.

VIASAT TECHNOLOGIES LIMITED

By: /s/ Paul Froelich

Name: Paul Froelich

Title: Authorized Signatory

VIASAT, INC.

By: /s/ Shawn Duffy

Name: Shawn Duffy

Title: Senior Vice President and Chief Financial Officer

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Ex-Im Facility Agent

By: /s/ Harrison Moskowitz

Name: Harrison Moskowitz

Title: Executive Director

EXPORT-IMPORT BANK OF THE UNITED STATES

By: /s/ Jadranka Gerrety

Name: Jadranka Gerrety

Title:

Ex-Im Bank Transaction No. AP088346XX - United Kingdom